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EXHIBIT 4.10

NINTH AMENDMENT
TO THE
GEORGIA GULF CORPORATION
SAVINGS AND CAPITAL GROWTH PLAN

(As Amended and Restated Effective as of January 1, 1997)

        THIS AMENDMENT to the Georgia Gulf Corporation Savings and Capital Growth Plan, as amended and restated effective as of January 1, 1997 (the "Plan"), is made this 16th day of May, 2003 by Georgia Gulf Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Company").

W I T N E S S E T H:

        WHEREAS, the Company sponsors and maintains the Plan for the exclusive benefit of certain of its employees and their beneficiaries and, pursuant to Section 12.2 thereof, the Company has the right to amend the Plan at any time;

        WHEREAS, the Company amended and restated the Plan in its entirety on June 2, 1999, to be effective as of January 1, 1997, and further amended the Plan on February 10, 2000, April 27, 2000, October 2, 2001, March 18, 2002, March 21, 2002, March 28, 2002 and June 25, 2002; and

        WHEREAS, the Company wishes to amend the Plan further at this time.

        NOW, THEREFORE, the Plan is hereby amended as follows, effective as of January 17, 2003:

1.

        Part (4) of subparagraph (C) of paragraph (ii) of subsection (c) of Section 6.2 of the Plan is hereby restated in its entirety as follows:

          "(4)    Transfers from Non-ESOP Company Stock Fund to ESOP Company Stock Fund.    All amounts that are invested in the Non-ESOP Company Stock Fund pursuant to a Participant election described in parts (1) or (2) of this subparagraph (C) on the last day of a Plan Year shall be transferred to the ESOP Company Stock Fund after such last day of a Plan Year and prior to the last business day before the first Record Date of the following Plan Year, provided that such amounts remain invested in the Non-ESOP Company Stock Fund on such date of transfer."

2.

        All other provisions of the Plan not inconsistent herewith are hereby ratified and confirmed.

        IN WITNESS WHEREOF, this Ninth Amendment to the Plan has been executed and the seal of the Company affixed hereto on the day and year first written above.

COMPANY:
GEORGIA GULF CORPORATION
		By:	/s/ JOEL I. BEERMAN
		Title:	Vice President
ATTEST:
By:	/s/ BRADLEY REYNOLDS
Title:	Assistant Secretary

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NINTH AMENDMENT TO THE GEORGIA GULF CORPORATION SAVINGS AND CAPITAL GROWTH PLAN